                                                                 Exhibit 10.10


                            SEVERANCE AGREEMENT
                      AND MUTUAL RELEASE OF ALL CLAIMS

     This Severance Agreement and Mutual Release of All Claims ("Agreement") is made this 8th day of June, 1998 by and between Nancy Hood Karp ("NHK") and Catapult Communications Corporation, a California corporation, ("Company"). The "Effective Date" of this Agreement shall be June 15th, 1998.

     WITNESSETH:

     WHEREAS, during the period 1985 to December 1997, NHK performed various valuable services to the Company in the areas of human resources, business planning, accounting management, bookkeeping, office manager, facilities management, customer relations in support of sales/marketing, corporate communications/operations, corporate secretary and director (the collective valuable services referenced hereinabove shall hereinafter be referred to as the "Services").

     WHEREAS, NHK and the Company desire to settle fully and finally all differences between them, including, but in no way limited to, those differences related to NHK's claim that she is owed past due bonus and compensation for all Services performed by her during the period 1985 to 1997 and that she had an implied in fact employment contract that guaranteed her continued employment with the Company absent a good cause termination;

     WHEREAS, the Company expects shortly to change its state of incorporation from California to Nevada by merging into a wholly-owned subsidiary incorporated in Nevada ("Catapult Nevada") and this Agreement is intended to apply equally to such successor corporation;

     NOW, THEREFORE, in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, it is hereby agreed by and among the parties as follows:

1.   OBLIGATIONS OF THE COMPANY

     The parties agree that references in this Agreement to the Company shall include Catapult Nevada to the extent necessary to bind Catapult Nevada to perform the obligations of the Company under this Agreement and to give Catapult Nevada the full benefit of NHK's obligations and agreements under this Agreement.

     (a) SEVERANCE COMPENSATION: The Company agrees to make a general severance payment to NHK in a lump sum of eighty thousand dollars ($80,000) (subject to withholding) in return for the general release and waiver of claims contained in paragraph 3 below;


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     (b)   The Company agrees to pay to NHK, without deduction, a one time fee of seven thousand five hundred dollars ($7,500) as an expense reimbursement to defer any costs incurred by NHK in retaining a career counseling and employment transition consulting firm;

     (c) Upon authorization and instruction from NHK, the Company will pay a portion of NHK's attorneys fees, in the amount of $10,000, directly to Flicker & Kerin, LLP;

     (d) All payments set forth in paragraph 2(a) through 2(c) inclusive shall be due and payable by the Company to NHK on the Effective Date of this Agreement;

     (e) The Company will reimburse NHK up to five hundred dollars $500 per month (or the actual cost, whichever is less) for the cost of converting her medical, dental and life insurance to an individual coverage plan. Said health insurance and life insurance premium reimbursements shall be paid for a period of one year from the Effective Date of this Agreement.

     (f) The Company agrees to permit NHK to include her shares among the shares to be sold by selling shareholders in any initial public offering ("IPO") initiated by the Company to the extent of (i) 75% of the maximum amount allocated to NHK and Richard A. Karp, (ii) an additional 38,000 shares (pre-split) to be received by NHK from Richard A. Karp pursuant to the terms of NHK and Richard A. Karp's Partial Marital Settlement Agreement executed concurrently herewith and (iii) the entire amount of any shares sold pursuant to an exercise of the underwriters' over-allotment option. NHK agrees to sell the foregoing shares in the IPO to the extent permitted by the underwriters.

     (g) The Company further agrees that if the IPO is not completed by December 31st, 1998, it will commence a program of repurchasing NHK's shares at the rate of up to 50,000 shares per annum, in quarterly installments of up to 12,500 shares, beginning on March 31st, 1999 and continuing for each calendar quarter thereafter until the earlier of (i) the death of NHK or Richard A. Karp,
           (ii) NHK receives a cumulative five million dollars ($5,000,000) (pre-tax) from sales of her stock, (iii) NHK remarries, (iv) the Company's IPO, (v) the Company is acquired or (vi) twelve (12) years have elapsed from March 31st, 1999.

           The repurchase price will be the fair market value of the Common Stock as determined in good faith by the Board of Directors at least on an annual basis. Repurchase will be effected on the last day of each fiscal quarter provided NHK gives notice to the Company not less than ten (10) days before each such date that she elects to sell her shares on that date. The


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           Company will not be obligated to repurchase shares on any date except to the extent that (i) the repurchase may be made in compliance with applicable California and Nevada statutes governing distributions to shareholders and (ii) the amount to be paid will not exceed thirty percent (30%) of the difference between (a) the Company's cash and cash equivalents, short-term investments and accounts receivable (net of allowance for doubtful accounts) and (b) current liabilities excluding deferred revenue, all as set forth on the Company's balance sheet at the end of the prior fiscal quarter immediately preceding the quarter for which the repurchase is being effected.

2. (a) NHK agrees that the foregoing payments shall constitute the entire amount of monetary consideration provided to her under this Agreement and that she will not seek any further compensation for any other claimed damage, costs, or attorney's fees in connection with the matters encompassed in this Agreement. NHK further expressly agrees in light of the payment (as set forth in paragraph l(a)) by the Company to NHK that all wages, bonuses, accrued vacation, commissions and any and all other benefits due her of any kind have been paid and that California Labor Code Section 206.5 is not applicable to her and the Company.

California Labor Code Section 206.5 provides as follows:

           NO EMPLOYER SHALL REQUIRE THE EXECUTION OF ANY RELEASE OF ANY CLAIM OR RIGHT ON ACCOUNT OF WAGES DUE, OR TO BECOME DUE, OR MADE AS AN ADVANCE ON WAGES TO BE EARNED, UNLESS PAYMENT OF SUCH WAGES HAS BEEN MADE. ANY RELEASE REQUIRED OR EXECUTED IN VIOLATION OF THE PROVISIONS OF THIS SECTION SHALL BE NULL AND VOID AS BETWEEN THE EMPLOYER AND THE EMPLOYEE AND THE VIOLATION OF THE PROVISIONS OF THIS SECTION SHALL BE A MISDEMEANOR.

     (b) NHK acknowledges and agrees that the Company has made no representations to her regarding the tax consequences of any amounts received by her pursuant to this Agreement. NHK agrees to pay federal or state taxes, if any, which are required by law to be paid by her with respect to this settlement. NHK further agrees to indemnify and hold the Company harmless from any claims, demands, deficiencies, levies, assessments, executions, judgments or recoveries by any governmental entity against the Company on account of any failure to pay any tax required to be paid for any amounts claimed due on account of this Agreement or pursuant to claims made under any federal or state tax laws sustained by the Company by reason of any such claims, including any amounts paid as taxes, attorney's fees, deficiencies, levies, assessments, fines, penalties, or interest. Notwithstanding the foregoing, the Company


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           shall be responsible for paying any amounts due with respect to the employer's liability for social security.

3.   GENERAL RELEASE AND WAIVER OF CLAIN4S

     a. RELEASED CLAIMS. For value received, the adequacy and sufficiency of which is hereby acknowledged, each of NHK and the Company, on behalf of themselves and their respective officers, directors, supervisors, agents, representatives, employees, executors, attorneys, administrators, successors in interest and assigns, fully release and discharge the other, including their predecessors, successors, assigns, shareholders, affiliates, partners, officers, directors, supervisors, employees, agents, underwriters and attorneys, past and present, and each of them, from:

          (i) any and all CLAIMS, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, that each has had in the past or now has or may have in the future against the other, or any other persons or entities, arising directly or indirectly out of, or related in any way to the Services performed by NHK, NHK's employment with the Company or related in any way to NHK's status, duties or actions as an officer, director, employee and/or shareholder of the Company from approximately 1985 to June 8th, 1998. It is the intent of the undersigned to release each other to the fullest extent possible as to all Claims.

     The undersigned agree and understand that the word "CLAIMS" shall include, without limitation, any claims related to any wrongful discharge claims, any claims based on contracts of employment, express or implied, any covenant of good faith and fair dealing, express or implied, any tort of any nature, sexual harassment claims, breach of fiduciary duty claims, claims of interference with prospective economic advantage, lost earnings and benefits claims, defamation claims, punitive damages claims, claims for intentional or negligent infliction of emotional distress, negligence claims, any claims or actions based upon any federal, state or local laws, statutes or ordinances, including but not limited to any claims arising under the Fair Employment and Housing Act (Ca. Govt. Code Sections 12900 et seq., the Age Discrimination in Employment Act of 1967 (29 U.S.C. Sections 129 et seq.), the 1991 Civil Rights Act, the Americans with Disabilities Act, the California Health and Safety Code, the California Constitution and the Unruh Civil Rights Act, California Workers' Compensation laws, and all other statutes, regulations, ordinances or case law relating to employment, shareholders, officers or directors in any way whatsoever.

     All such "CLAIMS" (including related attorney's fees and costs) are forever barred by this Agreement.


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          (ii) Any and all other claims, liens, demands, causes of action, obligations, damages and liabilities of any nature whatsoever, known or unknown, that each has had in the past or now has against the other, whether related or unrelated to the above-referenced CLAIMS. Both NHK on the one hand and the Company on the other hand expressly understand and acknowledge that it is possible that unknown losses or claims exist or that present losses may have been underestimated in amount or severity, and both parties hereto explicitly took into account in agreeing to execute this Agreement and the covenants contained herein, having been bargained for between the parties with the knowledge of the possibility of such unknown claims, were given in exchange for a full accord, satisfaction and discharge of all such claims. Consequently, NHK on the one hand and the Company on the other hand each knowingly waive all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

          A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     b. RELEASE EXCLUSIVE OF OBLIGATIONS UNDER THIS AGREEMENT. Notwithstanding the above, the Parties expressly agree that this release does not extend to the legal obligations created by this Agreement, the Consulting and Non-Competition Agreement dated June 8th, 1998, the Catapult Communications Corporation Voting Trust Agreement dated June 8th, 1998 and the Partial Marital Settlement Agreement dated June 8th, 1998 (collectively referred to as the "Other Agreements") and shall not constitute a defense to any action to enforce such obligations.

4. DENIAL AND COMPROMISE OF CLAIMS. It is understood and agreed that this Agreement is a compromise of disputed claims and that the liability for any Claims is denied by the parties herein released. This Agreement is not intended to nor will it be alleged to constitute evidence or be an admission by any party of any liability, omission or wrongdoing of any kind whatever, nor shall this Agreement be offered or received into evidence or otherwise filed or lodged in any proceeding against any party hereto, except as may be necessary to prove the terms of the Agreement or to enforce the same.

5. NHK represents she has not filed any complaints, claims, or actions against the Company, its officers, agents, directors, supervisors, employees, or representatives with any state, federal, or local agency or court, and that she will not do so at any time hereafter.


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

6. Each Party hereto agrees that she/it will keep the facts, terms, and amount of this Agreement completely confidential and that each Party will not hereafter disclose any information concerning this Agreement to anyone except their spouse, professional advisors and attorneys, provided that any Party hereto may make such disclosures as are required by law and as are necessary for legitimate law enforcement or compliance purposes. The parties acknowledge that the material terms of this Agreement will be disclosed by the Company in a registration statement to be filed under the Securities Act of 1933 and that a copy of this Agreement will be publicly filed with the Securities and Exchange Commission.

7.   NHK understands and agrees that she:

     (a) Has been given the opportunity to have a full twenty-one (21) days within which to consider this Agreement before executing it but may choose to waive the right to take the full twenty-one (21) days and in fact has knowingly waived her opportunity to have a full twenty-one (21) days to consider this Agreement.

     (b) Has carefully read and fully understands all of the provisions of this Agreement.

     (c) Knowingly and voluntarily agrees to all of the terms set forth in this Agreement.

     (d)   Knowingly and voluntarily intends to be legally bound by the same.

     (e) Was advised and hereby is advised in writing to consider the terms of this Agreement and consult with her attorney of record prior to executing this Agreement.

     (f)   Acknowledges and warrants to the Company that she has a full seven
           (7) days following her execution of this Agreement on June 8th, 1998 to revoke this Agreement and has been and is hereby advised in writing that this Agreement shall not become effective or enforceable until the revocation period has expired, which is June 15th, 1998.

     (g) INTEGRATION. This Agreement and the Other Agreements, collectively, sets forth the entire agreement between the parties and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement and/or the Other Agreements. The Parties agree that except as expressly set forth herein, neither Party has made any representation or promise to the other that was material to the decision to enter into this Agreement or the Other Agreements, or upon which the other Party relied in any way.


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     (h)   NON-ASSIGNMENT OF CLAIMS. Each Party represents that it has not assigned any claim relating to NHK's employment with the Company to any third party.

8. COVENANT NOT TO SUE. As of the effective date of this Agreement, the Parties each covenant and agree not to assert in any procedural form or forum, whether initially or by way of defense, offset, cross-, counter- or third-party claim, any Released Claim against any person or entity then entitled to a release hereunder. The Parties shall indemnify, defend and hold harmless every person and entity then entitled to a release hereunder from and against any and all claims resulting from its own actual or alleged breach of this covenant not to sue.

9. CONSULTATION WITH COUNSEL. Each Party represents and acknowledges that it has discussed this Agreement with its counsel, and has read carefully and fully understands the provisions of this Agreement.

10. ATTORNEYS' FEES. Each Party will bear its own attorneys' fees and costs except as otherwise provided for in this Agreement.

11. INTERPRETATION OF AGREEMENT. This Agreement shall be construed without regard to the drafter of same and shall be construed as though both Parties participated equally in the drafting of the Agreement.

12. AMENDMENTS. This Agreement may be modified or amended only by a writing signed by the Party to be charged.

13. WAIVER OF BREACH. The waiver by one Party of any breach of this Agreement by the other Party shall not be deemed a waiver of any prior or subsequent breach of this Agreement.

14. RELIEF FOR VIOLATION. The Parties agree that if, at any time, a violation of any term of this Agreement is asserted by any Party hereto, that Party shall have the right to seek specific performance of that term and/or any other necessary and proper relief, including but not limited to damages, from any court of competent jurisdiction, and the prevailing party shall be entitled to recover its reasonable costs and attorney's fees.

15. SEVERABILITY. Should any provision of this Agreement be declared or be determined by any court of competent jurisdiction to be wholly or partially illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining parts, terms, or provisions shall not be affected thereby, and said illegal, unenforceable, or invalid part, term, or provision shall be deemed not to be a part of this Agreement.


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16.  AUTHORIZATION.  Each person or entity signing this Agreement represents and warrants that he or she is duly authorized and has legal capacity to execute and deliver this Agreement. Each Party represents and warrants to the other that the execution and delivery of the Agreement and the performance of such party's obligations hereunder have been duly authorized and that the Agreement is a valid and legal Agreement binding on such Party and enforceable in accordance with its terms.

17. EXECUTION IN COUNTERPARTS AND BY FACSIMILE. This Agreement may be executed in counterparts. Executed signature pages exchanged by facsimile transmission shall have the same force and effect as the original executed signature pages.

18. CHOICE OF LAW AND EXCLUSIVE VENUE. The interpretation or performance of this Agreement shall be construed and enforced in accordance with the laws of the State of California. The parties hereto agree that all actions or proceedings arising in connection with this Agreement shall be tried and litigated exclusively in the State and Federal courts located in the County of Santa Clara, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this paragraph. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of Santa Clara, State of California shall have in personam jurisdiction and venue over each of them for the purpose of litigating any dispute, controversy, or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this paragraph by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law.

     WHEREFORE, the undersigned have executed this Agreement on the date and year first written above.


/s/ Nancy Hood Karp
------------------------------
NANCY HOOD KARP



CATAPULT COMMUNICATIONS CORP.


By: /s/ Richard A. Karp
   ---------------------------
Title: President


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